As filed with the Securities and Exchange Commission on November 9, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

REALNETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Washington	91-1628146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
(206) 674-2700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
REALNETWORKS, INC. 2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED
REALNETWORKS, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
Michael Eggers
Senior Vice President, Chief Financial Officer and Treasurer
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
(206) 674-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:
Patrick J. Schultheis, Esq.
Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104-7036
(206) 883-2500

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to Be	Proposed Maximum	Proposed Maximum	Amount of
to Be Registered	Registered(1)	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, par value $.001 per share, together with associated common stock purchase rights, under the RealNetworks, Inc.:
2005 Stock Incentive Plan, as amended and restated	12,040,717	(2)	$77,160,606(2)	$2,368.84(2)
2007 Employee Stock Purchase Plan	1,500,000	$6.88(3)	$10,320,000(3)	$316.83(3)
Total:	13,540,717		$87,480,606	$2,685.67

(1)	Together with (i) an indeterminate number of shares of Common Stock that may become issuable under the RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan”), as a result of the adjustment provisions therein, (ii) an indeterminate number of shares of Common Stock that may become issuable under the RealNetworks, Inc. 2007 Employee Stock Purchase Plan (the “2007 Plan”) as a result of the adjustment provisions therein, and (iii) if any interests in the 2005 Plan or the 2007 Plan constitute separate securities required to be registered under the Securities Act of 1933, as amended (the “Securities Act”), then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the 2005 Plan and the 2007 Plan.

(2)	Estimated in part pursuant to Rule 457(h) under the Securities Act, and in part pursuant to Rule 457(c) under the Securities Act. With respect to 8,231,199 shares subject to outstanding options to purchase Common Stock under the 2005 Plan, the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $6.19 per share pursuant to Rule 457(h) under the Securities Act. With respect to 3,809,518 shares of Common Stock available for future grant under the 2005 Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under the Securities Act whereby the per share price is the average between the high and low sales price reported on the Nasdaq Global Select Market on November 7, 2007, which average was $6.88. The Proposed Maximum Offering Price Per Share represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

(3)	Estimated pursuant to Rule 457(c) under the Securities Act whereby the per share price is the average between the high and low sales price reported on the Nasdaq Global Select Market on November 7, 2007, which average was $6.88.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities and Exchange Commission (the “Commission”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
          The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:
          (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Commission on March 1, 2007, as amended by the Registrant’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2006, filed with the Commission on May 31, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A (Amendment No. 1), referred to in paragraph (a) above; and
          (c) The description of the Registrant’s Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on September 26, 1997, including any amendments or reports filed for the purpose of updating such description.
          All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all of the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
          Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. DESCRIPTION OF SECURITIES
          Not required.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
          Not applicable.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. The registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant’s Amended and Restated Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders. The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the WBCA.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
          Not applicable.
Item 8. EXHIBITS

Exhibit
Number	Description
4.1	RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (incorporated by reference from Exhibit 10.1 to the RealNetworks Current Report on Form 8-K filed with the Commission on June 29, 2007)

4.2	RealNetworks, Inc. 2007 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.2 to the RealNetworks Quarterly Report on Form 10-Q filed with the Commission on August 8, 2007)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (see signature page)
Item 9. UNDERTAKINGS
          (a) The undersigned Registrant hereby undertakes:
       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
       provided, however, that clauses a(1)(i) and a(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
       (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 9, 2007.

REALNETWORKS, INC.

By:	/s/ Michael Eggers Michael Eggers Senior Vice President, Chief Financial Officer and Treasurer
POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Glaser and Robert Kimball, and each of them acting individually, as such person’s attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of November, 2007.

Signature	Title
/s/ Robert Glaser Robert Glaser	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Michael Eggers Michael Eggers	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Eric A. Benhamou Eric A. Benhamou	Director

/s/ Edward Bleier Edward Bleier	Director

James W. Breyer	Director

/s/ Jeremy Jaech Jeremy Jaech	Director

/s/ Jonathan D. Klein Jonathan D. Klein	Director

/s/ Kalpana Raina Kalpana Raina	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	RealNetworks, Inc. 2005 Stock Incentive Plan, as amended and restated (incorporated by reference from Exhibit 10.1 to the RealNetworks Current Report on Form 8-K filed with the Commission on June 29, 2007)

4.2	RealNetworks, Inc. 2007 Employee Stock Purchase Plan (incorporated by reference from Exhibit 10.2 to the RealNetworks Quarterly Report on Form 10-Q filed with the Commission on August 8, 2007)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (see signature page)